Exhibit 99.1

Sky People Fruit Juice Appoints Paritz & Company as Independent Auditor

XI'AN, China, December 30, 2011 - XI'AN - SkyPeople Fruit Juice, Inc. (Nasdaq: SPU) ("SkyPeople" or the “Company"), a manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang and Qian Mei Duo-branded fruit beverages, today announced that it has engaged Paritz & Company, P.A. ("Paritz") to serve as its independent registered public accounting firm effective as of December 24, 2011, replacing BDO Limited (“BDO”), which was dismissed on December 23, 2011. The decision to change auditors was not the result of any disagreements between the Company and BDO on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.78% ownership interest in SkyPeople (China). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages) and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from China. Its fruit juice concentrates are sold directly or via distributors to domestic customers and exported to oversea market. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the China, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit www.skypeoplefruitjuice.com.

For more information, please contact:

COMPANY

SkyPeople Fruit Juice, Inc.
Ms. Natasha Zhang, Corporate Secretary
Tel:   +86-29-88377161
Email:natasha_zhang@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS

CCG Investor Relations David Rudnick, Account Manager Tel: US +1-646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com